Exhibit 99.1

MBIA Inc. Reports Fourth Quarter and Full Year 2011 Financial Results

Highlights

  MBIA Inc.’s (the Company’s) Adjusted Book Value (ABV), a non-GAAP measure, was $34.50 per share at December 31, 2011 compared with $35.51 per share at September 30, 2011 and $36.81 at December 31, 2010.
  MBIA Inc.’s adjusted pre-tax loss, a non-GAAP measure, was $252 million for the fourth quarter of 2011 compared with an adjusted pre-tax loss of $311 million for the fourth quarter of 2010.
  MBIA Inc. recorded a net loss to common shareholders of $626 million, or $3.23 per share, for the fourth quarter of 2011, compared with net income of $451 million, or $2.24 per share, for the fourth quarter of 2010.
  Since the end of the third quarter of 2011, MBIA Insurance Corporation (MBIA Corp.) has commuted or agreed to commute $23.9 billion in insured exposure comprising primarily commercial real estate transactions. Commutations and agreements to commute insured exposures have totaled $60.5 billion since the fourth quarter of 2008 and $32.4 billion in 2011 alone.

ARMONK, N.Y.--(BUSINESS WIRE)--February 29, 2012--MBIA Inc. (NYSE: MBI) today reported Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $34.50 per share at December 31, 2011 compared with $35.51 per share at September 30, 2011. Book value per share was $8.80 as of December 31, 2011.

MBIA Inc.’s adjusted pre-tax loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) for the fourth quarter of 2011 was $252 million compared with an adjusted pre-tax loss of $311 million for the fourth quarter of 2010. The reduction in ABV and the adjusted pre-tax loss for the three months ended December 31, 2011 resulted from losses on insured pools of commercial mortgage backed securities (CMBS) primarily due to amounts paid to commute these exposures, partially offset by a benefit to loss and loss adjustment expenses related to expected recoveries from “put-backs” of ineligible mortgage loans within certain insured transactions. ABV and adjusted pre-tax income provide investors with additional views of the Company’s operating results that management finds useful in measuring financial performance.

The net loss to common shareholders for the fourth quarter of 2011 was $626 million, or $3.23 per share, compared with net income of $451 million, or $2.24 per share, for the fourth quarter of 2010. The Company’s results for the fourth quarter of 2011 were driven by $1.7 billion in pre-tax losses on insured credit derivatives resulting primarily from an improved market perception of MBIA Corp.’s credit quality, as realized losses associated with settlement and claim payments on multi-sector CDO and CMBS transactions were largely offset by the reversal of previously booked unrealized losses on these transactions. The $1.7 billion pre-tax loss on insured credit derivatives was partially offset by a $448 million income tax benefit, a $285 million benefit to loss and loss adjustment expenses related to an increase in expected recoveries from “put-backs” of ineligible mortgage loans within certain insured transactions, and a $255 million net realized gain related to the deconsolidation of certain variable interest entities.

“The fourth quarter brought the largest quarterly reduction in risk in our structured finance portfolio since the beginning of the financial crisis,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “Including 2012 to date, we have commuted or agreed to commute almost $24 billion of potentially volatile liabilities since the end of the third quarter. In January, a significant ruling from the New York State Supreme Court reinforced our expectation that we will ultimately recover the contractual amounts due to us from the banks and other financial institutions that sold ineligible mortgages into our insured securitizations. These developments support our view that our MBIA Corp. subsidiary will be able to meet all future expected claims as they come due.”

“Since the third quarter of 2011, five banks have exited the litigation challenging our Transformation, leaving four of the original 18 plaintiffs,” Mr. Chaplin continued. “We look forward to the resolution of this action in 2012, which will remove a major obstacle to National Public Finance’s re-entry into the municipal bond insurance market.”

Full Year 2011 Results

The net loss to common shareholders for the full year 2011 was $1.3 billion, or $6.69 per share, compared with net income of $53 million, or $0.26 per share, for the full year 2010. The net loss for 2011 was driven primarily by $2.8 billion of pre-tax losses on the fair value of insured derivatives resulting from an improved market perception of MBIA Corp.’s credit quality and wider credit spreads on the collateral underlying the insured transactions, partially offset by net gains from the early settlement of certain transactions at a cost below their fair value. Net income in 2010 was impacted primarily by a $769 million pre-tax net loss on the fair value of insured derivatives resulting primarily from an improvement in the market perception of MBIA Corp.'s credit risk. The adjusted pre-tax loss for the full year 2011 was $497 million compared with an adjusted pre-tax loss of $377 million in 2010. The adjusted pre-tax losses in both 2011 and 2010 were driven by increased reserves and impairments on insured exposures.

Fourth Quarter 2011 Segment Results

The following is a summary of pre-tax results by segment for the fourth quarter of 2011:

$ in millions		Structured
	U.S. Public	Finance and	Advisory
	Finance	International	Services	Corporate	Wind-down	Consolidated
4Q 2011 Pre-tax Income (Loss)	$163	$(1,121)	$9	$41	$(161)	$(1,074)
4Q 2010 Pre-tax Income (Loss)	$103	$371	$(3)	$34	$42	$552

4Q 2011 Adj. Pre-tax Income (Loss)	$163	$(300)	$9	$41	$(161)	$(252)
4Q 2010 Adj. Pre-tax Income (Loss)	$103	$(487)	$(3)	$34	$42	$(311)

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corp. (National) subsidiary.

The U.S. public finance insurance segment recorded $163 million of adjusted pre-tax income in the fourth quarter of 2011 compared with $103 million of adjusted pre-tax income in the fourth quarter of 2010. The increase in adjusted pre-tax income resulted primarily from greater net gains on sales of securities and lower loss and loss adjustment expenses, partially offset by a realized loss associated with the write-off of $31 million of goodwill.

Total premiums earned in the U.S. public finance insurance segment were $113 million in the fourth quarter of 2011, essentially flat with total premiums earned in the fourth quarter of 2010, as a decrease in scheduled premiums earned was offset by an increase in refunding premiums earned.

Net investment income for the U.S. public finance insurance segment declined 6 percent to $51 million in the fourth quarter of 2011 from $54 million in the comparable period of 2010 primarily due to a lower asset base.

The U.S. public finance insurance segment’s loss and loss adjustment expenses were a benefit of $1 million in the fourth quarter of 2011 compared with an expense of $31 million in the fourth quarter of 2010.

Expenses associated with the amortization of deferred acquisition costs totaled $25 million in the fourth quarter of 2011, up 9 percent from $23 million in the fourth quarter of 2010 and in line with insured portfolio amortization.

Operating expenses were $22 million in the fourth quarter of 2011, up 29 percent from $17 million in the comparable period of 2010. The increase in operating expenses was driven by higher compensation, legal and facilities-related expenses.

As of December 31, 2011, National’s statutory capital was $2.8 billion and its claims-paying resources (as described in the attached Explanation of Non-GAAP Financial Measures) totaled $5.7 billion.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. and its subsidiaries.

The structured finance and international insurance segment had an adjusted pre-tax loss of $300 million for the fourth quarter of 2011 compared with an adjusted pre-tax loss of $487 million for the fourth quarter of 2010. Premiums earned, net investment income, fees and reimbursements, and premiums and fees on insured derivatives totaled $128 million in the fourth quarter of 2011. All other line items in the aggregate, except losses and credit impairments (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures), had a net $119 million negative impact on the adjusted pre-tax loss. Losses, credit impairments and loss-related expenses on insured exposures totaled $309 million in the fourth quarter of 2011, compared with $556 million in the fourth quarter of 2010.

The following is a summary of MBIA Corp.’s insured portfolio economic loss activity in the fourth quarter. Economic losses for a reporting period represent the change in the Company’s estimate of the present value of expected net future claims payments without regard to the manner in which they are presented in the Company’s financial statements.

4Q 2011 Economic Loss (Benefit)
Activity
	Second-Lien
($ in millions)	RMBS	ABS CDOs	CMBS	Other*	Total
Change in Expected Payments	$90	($137)	$782	$10	$745
Change in Expected Salvage	(444)	16	0	(8)	(436)
Total Economic Losses (Benefit)	($354)	($121)	$782	$2	$309
*includes first-lien RMBS

In the fourth quarter, the Company increased its expectations of future payments on second-lien RMBS exposures by $90 million, reflecting delinquencies in excess of expectations within these transactions. However, the increase in expected future claims payments was more than offset by additional expected recoveries of $444 million primarily from contractual claims related to ineligible mortgage loans improperly included in the insured securitizations. The Company’s estimates for expected recoveries related to “put-backs” of ineligible mortgage loans totaled $3.1 billion as of December 31, 2011. However, based on its assessment of the strength of its contract claims, the Company continues to believe it is entitled to collect the full amount of its cumulative incurred losses on these transactions, which totaled $4.6 billion as of December 31, 2011.

In the fourth quarter of 2011, the Company estimated $782 million of incremental economic losses on certain insured transactions backed by pools of CMBS. The majority of the increase reflects the cost of commutations during the quarter. The balance was due to revised expectations for the cost of commuting similar transactions in the future as well as deterioration within some insured transactions during the quarter.

Portions of the $309 million of total economic losses are on policies subject to insurance accounting while other amounts relate to losses on insured VIEs or insured credit derivatives for which GAAP specifies different accounting. The following is a summary of fourth quarter economic losses based on those categories:

4Q 2011 Economic Losses (Benefit)
$ in millions

Change in Expected Payments	($21)
Change in Insurance Recoveries	(263)
Loss & LAE Expense on Policies Subject to Insurance Accounting	($284)

Credit Impairments on Insured VIEs	($136)

Credit Impairments on Insured Credit Derivatives	$727
LAE on Insured Credit Derivatives	2
Credit Impairments and LAE on Insured Credit Derivatives	$729

Total Economic Losses (Benefit)	$309

Claims activity on second-lien RMBS exposures consisted of the following:

$ in millions	Q4 2011	Q3 2011	Q4 2010
Paid Claims	$146	$167	$259
Collections on Paid Claims	(93)	(9)	(11)
Paid LAE (net of collections)	43	37	26
Net Payments	$96	$195	$274

The trend toward lower loss payments on insured second-lien RMBS exposures continued in the fourth quarter of 2011 as claims payments declined to $146 million from $167 million in the third quarter and $259 million in the fourth quarter of 2010. However, loss adjustment expenses increased due to the cost of collecting “put-back” receivables. Collections of $93 million in the fourth quarter were substantially higher than in prior quarters as a result of a legal settlement.

As of December 31, 2011, MBIA Corp.’s statutory balance sheet reflected $1.6 billion in cash and invested assets including $534 million of cash, short-term investments and other highly liquid investments available to meet liquidity demands, and excluding amounts held by subsidiaries. This compares to $3.3 billion in cash and invested assets, including $1.2 billion of cash, short-term investments and other highly liquid investments as of December 31, 2010. The decrease in liquidity resources was partially driven by payments made to commute potentially volatile exposures. Some of the commutation payments made in the fourth quarter of 2011 were financed through a $1.1 billion five-year secured loan from National to MBIA Corp. The Company believes that MBIA Corp.’s liquidity resources, including expected cash inflows from its investment portfolio, will adequately provide for anticipated cash outflows.

MBIA Corp. had statutory capital of $2.3 billion and claims-paying resources totaling $6.1 billion at December 31, 2011. Beginning with the fourth quarter of 2011, the Company changed its calculation of claims-paying resources to include salvage assets, including putback receivables, that it expects to be available to pay future claims.

Advisory Services

The Company’s Advisory Services business is primarily conducted in its Cutwater Asset Management subsidiaries. Cutwater recorded pre-tax income of $9 million in the fourth quarter of 2011 compared with a pre-tax loss of $3 million in the fourth quarter of 2010. The improvement was driven by increased advisory performance fees and lower compensation expenses.

Cutwater’s average assets under management in the fourth quarter were $35.4 billion, down 8 percent from $38.5 billion in the third quarter of 2011. Third-party average assets under management in the fourth quarter totaled $23.0 billion, down 8 percent from $25.0 billion in the third quarter of 2011.

Corporate Segment

The Corporate segment comprises MBIA Inc.’s holding company activities and certain subsidiaries, including Optinuity Alliance Resources Corp. The Corporate segment recorded pre-tax income of $41 million in the fourth quarter of 2011 compared with pre-tax income of $34 million in the fourth quarter of 2010. Corporate segment fees and reimbursements totaled $87 million in the fourth quarter of 2011 compared with $18 million in the fourth quarter of 2010. The increase in fees and reimbursements in the fourth quarter of 2011 was driven by a $65 million service fee from a non-insurance affiliate. Changes in the value of outstanding warrants on MBIA Inc. common stock drove a $24 million fourth quarter 2011 net loss on financial instruments at fair value and foreign exchange and a $51 million net gain on such instruments in the fourth quarter of 2010. The Corporate segment also recorded a $25 million net realized gain in the fourth quarter of 2011 resulting from an insurance recovery on a directors and officers insurance policy.

As of December 31, 2011, the corporate activities of MBIA Inc. had $226 million of cash and highly liquid assets available for general corporate liquidity purposes.

The Company did not repurchase any of its common stock during the fourth quarter. As of December 31, 2011, approximately $23 million of repurchase authorization remained available under the Company's $1.0 billion share buyback program.

Wind-down Operations

The Company’s wind-down operations comprise its ALM and Conduit businesses, both of which are in run-off.

The Company’s wind-down operations recorded a pre-tax loss of $161 million in the fourth quarter of 2011 compared with pre-tax income of $42 million in the fourth quarter of 2010. The pre-tax loss in the fourth quarter of 2011 was driven by a $78 million net loss on financial instruments at fair value and foreign exchange resulting primarily from mark-to-market losses due to an improved market perception of MBIA Corp.'s credit quality and by a $65 million service fee paid to a non-insurance affiliate. Ongoing negative net interest spread in the ALM business, a portion of which is included in the $78 million net loss on financial instruments at fair value and foreign exchange, totaled approximately $31 million in the quarter. Pre-tax income in the fourth quarter of 2010 was driven by a $62 million net gain on financial instruments at fair value and foreign exchange resulting primarily from increased values of interest rate swaps not designated as hedges.

As of December 31, 2011, the ALM business had cash and short-term investments of $581 million, of which $160 million was free cash not pledged directly as collateral. The Company believes that these liquidity resources, along with available liquidity in its corporate segment, will be sufficient to meet the expected cash flow needs of wind-down operations in 2012.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, March 1, 2012 at 8:00 AM (EST) to discuss its fourth quarter and full year 2011 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 45826641. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on March 1 until 11:59 p.m. on March 15 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 45826641. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, whether the Company will realize, or will be delayed in realizing, insurance loss recoveries expected in disputes with sellers/servicers of RMBS transactions at the levels recorded in its financial statements, the possibility that the Company will experience severe losses or liquidity needs due to increased deterioration in its insurance portfolios and in particular, due to the performance of CDOs including multi-sector, CMBS and CRE CDOs and RMBS, the failure to obtain regulatory approval to implement our risk reduction and liquidity strategies, the possibility that loss reserve estimates are not adequate to cover potential claims, the Company’s ability to access capital and the Company’s exposure to significant fluctuations in liquidity and asset values within the global credit markets, in particular in the ALM business, the Company’s ability to fully implement its strategic plan, including its ability to achieve high stable ratings for National or any other insurance subsidiaries, and the Company’s ability to commute certain of its insured exposures, including as a result of limited available liquidity, the Company’s ability to favorably resolve litigation claims against the Company, and changes in general economic and competitive conditions. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. The Company services its clients around the globe with offices in New York, Denver, San Francisco, Paris, London, Madrid and Mexico City. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income: Adjusted pre-tax income, a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income. The Company uses adjusted pre-tax income as a measure of fundamental periodic financial performance. Adjusted pre-tax income adjusts GAAP pre-tax income to remove the effects of consolidating insured VIEs and gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income is not a substitute for and should not be viewed in isolation from GAAP pre-tax income and the Company’s definition of adjusted pre-tax income may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Credit Impairments on Insured Derivatives: Credit impairments on insured derivatives represent actual payments for the period plus the present value of the Company’s estimate of expected future claim payments for such transactions, using a discount rate required by statutory accounting principles, plus loss adjustment expenses. Since the Company’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, the Company evaluates them for impairment periodically in the same way that it estimates loss and LAE for its financial guarantee insurance policies. Credit impairments on insured derivatives are equal to the Company’s statutory losses and loss adjustment expenses for such contracts.

Credit impairments on insured derivatives may differ from the fair values recorded in the Company’s financial statements. The Company expects that the majority of its exposure written in derivative form will not be settled at fair value. The fair value of an insured derivative contract will be influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments. In the absence of credit impairments or the termination of derivatives at losses, the cumulative unrealized losses recorded from fair valuing insured derivatives should reverse before or at the maturity of the contracts. Contracts also may be settled prior to maturity at amounts that may be more or less than their recorded fair values. Those settlements can result in realized gains or losses, and the reversal of unrealized losses. For these reasons, the Company believes its disclosure of credit impairments on insured derivatives provides additional meaningful information to investors about potential realized losses on these contracts.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2011	December 31, 2010

Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost
$6,259 and $9,679)	$6,177	$9,092
Fixed-maturity securities at fair value	295	25
Investments pledged as collateral, at fair value (amortized cost $642 and $548)	543	552
Short-term investments held as available-for-sale, at fair value (amortized
cost $1,577 and $2,073)	1,571	2,070
Other investments (includes investments at fair value of $96 and $185)	107	188
Total	8,693	11,927

Cash and cash equivalents	473	366
Accrued investment income	63	95
Premiums receivable	1,360	1,589
Deferred acquisition costs	351	412
Prepaid reinsurance premiums	88	97
Insurance loss recoverable	3,046	2,531
Reinsurance recoverable on paid and unpaid losses	16	15
Goodwill	-	31
Property and equipment, at cost (less accumulated depreciation of $139 and $135)	69	71
Receivable for investments sold	32	8
Derivative assets	2	4
Current income taxes	-	41
Deferred income taxes, net	1,745	908
Other assets	42	46
Assets of consolidated variable interest entities:
Cash	160	764
Investments held-to-maturity, at amortized cost
(fair value $3,489 and $3,760)	3,843	4,039
Fixed-maturity securities held as available-for-sale, at fair value
(amortized cost $473 and $338)	432	339
Fixed-maturity securities at fair value	2,884	5,241
Loans receivable at fair value	2,046	2,183
Loan repurchase commitments	1,077	835
Derivative assets	450	699
Other assets	1	38
Total assets	$26,873	$32,279
Liabilities and Equity
Liabilities:
Unearned premium revenue	$3,515	$4,145
Loss and loss adjustment expense reserves	836	1,129
Reinsurance premiums payable	64	71
Investment agreements	1,578	2,005
Medium-term notes (includes financial instruments carried at
fair value $165 and $116)	1,656	1,740
Securities sold under agreements to repurchase	287	471
Short-term debt	-	65
Long-term debt	1,840	1,851
Current income taxes	48	-
Deferred fee revenue	8	10
Payable for investments purchased	3	2
Derivative liabilities	5,164	4,617
Other liabilities	268	272
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried
at fair value $4,754 and $6,680)	8,697	10,590
Long-term debt	360	360
Derivative liabilities	825	2,104
Other liabilities	1	1
Total liabilities	25,150	29,433

Equity:
Preferred stock, par value $1 per share; authorized shares─10,000,000;
issued and outstanding ─ none	-	-
Common stock, par value $1 per share; authorized shares─400,000,000;
issued shares ─ 274,896,162 and 274,719,578	275	275
Additional paid-in capital	3,072	3,064
Retained earnings	805	2,124
Accumulated other comprehensive loss, net of deferred
tax of $105 and $229	(176)	(406)
Treasury stock, at cost ─ 81,752,966 and 74,973,978 shares	(2,276)	(2,225)
Total shareholders' equity of MBIA Inc.	1,700	2,832
Preferred stock of subsidiary and noncontrolling interest	23	14
Total equity	1,723	2,846
Total liabilities and equity	$26,873	$32,279

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended December 31, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$63	$49	$-	$-	$-	$112	$(10)	$102
Refunding premiums earned	50	-	-	-	-	50	(9)	41
Total premiums earned	113	49	-	-	-	162	(19)	143
Net investment income	51	12	-	2	19	84	-	84
Fees and reimbursements	3	26	21	87	-	137	(128)	9
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(1,772)	-	-	-	(1,772)	-	(1,772)
Unrealized gains (losses) on insured derivatives	-	90	-	-	-	90	-	90
Net change in fair value of insured derivatives	-	(1,682)	-	-	-	(1,682)	-	(1,682)
Net gains (losses) on financial instruments at
fair value and foreign exchange	74	47	-	(24)	(78)	19	(4)	15
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(97)	-	(3)	-	(100)	-	(100)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	39	-	4	-	43	-	43
Net investment losses related to
other-than-temporary impairments	-	(58)	-	1	-	(57)	-	(57)
Other net realized gains (losses)	(32)	-	-	25	-	(7)	-	(7)
Revenues of consolidated VIEs:
Net investment income	-	13	-	-	3	16	1	17
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	58	-	-	(1)	57	(1)	56
Other net realized gains (losses)	-	255	-	-	-	255	-	255

Total revenues	209	(1,280)	21	91	(57)	(1,016)	(151)	(1,167)

Expenses:
Losses and loss adjustment	(1)	(284)	-	-	-	(285)	-	(285)
Amortization of deferred acquisition costs	25	29	-	-	-	54	(42)	12
Operating	22	40	12	36	3	113	(30)	83
Interest	-	38	-	14	31	83	(8)	75
Expenses of consolidated VIEs:
Operating	-	6	-	-	65	71	(66)	5
Interest	-	12	-	-	5	17	-	17

Total expenses	46	(159)	12	50	104	53	(146)	(93)

Pre-tax income (loss)	$163	$(1,121)	$9	$41	$(161)	$(1,069)	$(5)	(1,074)

Benefit for income taxes								(448)

Net loss								$(626)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Three months ended December 31, 2010	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$80	$57	$-	$-	$-	$137	$(19)	$118
Refunding premiums earned	32	-	-	-	-	32	(5)	27
Total premiums earned	112	57	-	-	-	169	(24)	145
Net investment income	54	37	-	4	22	117	(2)	115
Fees and reimbursements	2	30	18	18	-	68	(56)	12
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	-	(616)	-	-	-	(616)	-	(616)
Unrealized gains (losses) on insured derivatives	-	1,110	-	-	-	1,110	-	1,110
Net change in fair value of insured derivatives	-	494	-	-	-	494	-	494
Net gains (losses) on financial instruments at
fair value and foreign exchange	6	4	-	51	62	123	-	123
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	-	-	-	(19)	(19)	-	(19)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(1)	-	-	(1)	(2)	-	(2)
Net investment losses related to
other-than-temporary impairments	-	(1)	-	-	(20)	(21)	-	(21)
Net gains (losses) on extinguishment of debt	-	-	-	-	8	8	-	8
Other net realized gains (losses)	-	10	-	-	1	11	-	11
Revenues of consolidated VIEs:
Net investment income	-	20	-	-	4	24	-	24
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	(66)	-	-	9	(57)	5	(52)
Net gains (losses) on extinguishment of debt	-	-	-	-	7	7	-	7
Other net realized gains (losses)	-	(2)	-	-	-	(2)	-	(2)

Total revenues	174	583	18	73	93	941	(77)	864

Expenses:
Losses and loss adjustment	31	79	-	-	-	110	-	110
Amortization of deferred acquisition costs	23	38	-	-	-	61	(45)	16
Operating	17	39	21	23	3	103	(22)	81
Interest	-	33	-	16	41	90	(11)	79
Expenses of consolidated VIEs:
Operating	-	12	-	-	2	14	(4)	10
Interest	-	11	-	-	5	16	-	16

Total expenses	71	212	21	39	51	394	(82)	312

Pre-tax income (loss)	$103	$371	$(3)	$34	$42	$547	$5	552

Provision for income taxes								101

Net income								$451

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Twelve months ended December 31, 2011	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$283	$222	$-	$-	$-	$505	$(49)	$456
Refunding premiums earned	171	8	-	-	-	179	(30)	149
Total premiums earned	454	230	-	-	-	684	(79)	605
Net investment income	216	77	-	2	78	373	10	383
Fees and reimbursements	8	116	67	154	-	345	(295)	50
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	2	(2,373)	-	-	-	(2,371)	-	(2,371)
Unrealized gains (losses) on insured derivatives	-	(441)	-	-	-	(441)	-	(441)
Net change in fair value of insured derivatives	2	(2,814)	-	-	-	(2,812)	-	(2,812)
Net gains (losses) on financial instruments at
fair value and foreign exchange	96	69	-	23	(283)	(95)	(4)	(99)
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(99)	-	(14)	(12)	(125)	-	(125)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	37	-	6	(19)	24	-	24
Net investment losses related to
other-than-temporary impairments	-	(62)	-	(8)	(31)	(101)	-	(101)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	24	2	26
Other net realized gains (losses)	(31)	1	-	25	4	(1)	-	(1)
Revenues of consolidated VIEs:
Net investment income	-	52	-	-	15	67	3	70
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	30	-	-	12	42	17	59
Other net realized gains (losses)	-	255	-	-	-	255	8	263

Total revenues	745	(2,046)	67	196	(181)	(1,219)	(338)	(1,557)

Expenses:
Losses and loss adjustment	4	(84)	-	-	-	(80)	-	(80)
Amortization of deferred acquisition costs	89	136	-	-	-	225	(162)	63
Operating	77	145	64	114	12	412	(104)	308
Interest	-	138	-	58	129	325	(25)	300
Expenses of consolidated VIEs:
Operating	-	31	-	-	68	99	(70)	29
Interest	-	43	-	-	19	62	-	62

Total expenses	170	409	64	172	228	1,043	(361)	682

Pre-tax income (loss)	$575	$(2,455)	$3	$24	$(409)	$(2,262)	$23	(2,239)

Benefit for income taxes								(920)

Net loss								$(1,319)

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(in millions)

		Structured
	U.S.	Finance and
	Public Finance	International	Advisory
Twelve months ended December 31, 2010	Insurance	Insurance	Services		Wind-down
	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Subtotal	Eliminations	Consolidated
Revenues:
Premiums earned:
Scheduled premiums earned	$335	$247	$-	$-	$-	$582	$(78)	$504
Refunding premiums earned	107	4	-	-	-	111	(21)	90
Total premiums earned	442	251	-	-	-	693	(99)	594
Net investment income	230	125	-	15	95	465	(8)	457
Fees and reimbursements	22	200	68	83	-	373	(213)	160
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements
on insured derivatives	1	(163)	-	-	-	(162)	-	(162)
Unrealized gains (losses) on insured derivatives	-	(607)	-	-	-	(607)	-	(607)
Net change in fair value of insured derivatives	1	(770)	-	-	-	(769)	-	(769)
Net gains (losses) on financial instruments at
fair value and foreign exchange	55	135	2	(28)	(76)	88	-	88
Investment losses related to
other-than-temporary impairments:
Investment losses related to
other-than-temporary impairments	-	(1)	-	-	(205)	(206)	-	(206)
Other-than-temporary impairments recognized
in accumulated other comprehensive loss	-	(4)	-	-	146	142	-	142
Net investment losses related to
other-than-temporary impairments	-	(5)	-	-	(59)	(64)	-	(64)
Net gains (losses) on extinguishment of debt	-	-	-	-	35	35	-	35
Other net realized gains (losses)	-	29	-	-	-	29	-	29
Revenues of consolidated VIEs:
Net investment income	-	53	-	-	20	73	-	73
Net gains (losses) on financial instruments at
fair value and foreign exchange	-	269	-	-	51	320	22	342
Net gains (losses) on extinguishment of debt	-	-	-	-	25	25	-	25
Other net realized gains (losses)	-	(76)	-	-	-	(76)	-	(76)

Total revenues	750	211	70	70	91	1,192	(298)	894

Expenses:
Losses and loss adjustment	73	159	-	-	-	232	-	232
Amortization of deferred acquisition costs	83	145	-	-	-	228	(169)	59
Operating	64	133	71	102	13	383	(93)	290
Interest	-	136	-	66	175	377	(52)	325
Expenses of consolidated VIEs:
Operating	-	27	-	-	3	30	(6)	24
Interest	-	42	-	-	17	59	-	59

Total expenses	220	642	71	168	208	1,309	(320)	989

Pre-tax income (loss)	$530	$(431)	$(1)	$(98)	$(117)	$(117)	$22	(95)

Benefit for income taxes								(148)

Net income								$53

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

		Structured
	U.S. Public	Finance &
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
Three months ended December 31, 2011	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$113	$53	$-	$-	$-	$(20)	$146
Net investment income	51	27	-	2	19	-	99
Fees and reimbursements	3	26	21	87	-	(127)	10
Premiums and fees on insured derivatives	-	22	-	-	-	-	22
Net gains (losses) on financial instruments at
fair value and foreign exchange	74	45	-	(24)	(78)	(4)	13
Net investment losses related to other-than-
temporary impairments	-	(58)	-	1	-	-	(57)
Other net realized gains (losses)	(32)	-	-	25	-	-	(7)
VIE Revenues	-	-	-	-	2	1	3

Total revenues	209	115	21	91	(57)	(150)	229

Expenses:
Losses and loss adjustment	(1)	(420)	-	-	-	-	(421)
Insured credit derivative impairments and LAE	-	729	-	-	-	-	729
Amortization of deferred acquisition costs	25	30	-	-	-	(43)	12
Operating	22	38	12	36	3	(30)	81
Interest	-	38	-	14	31	(8)	75
VIE expenses	-	-	-	-	70	(65)	5

Total expenses	46	415	12	50	104	(146)	481

Adjusted pre-tax income (loss)	$163	$(300)	$9	$41	$(161)	$(4)	$(252)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	(116)	-	-	-	(1)	(117)
Mark-to-market on insured credit derivatives	-	361	-	-	-	-	361

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	1,066	-	-	-	-	1,066

GAAP pre-tax income (loss)	$163	$(1,121)	$9	$41	$(161)	$(5)	$(1,074)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

		Structured
	U.S. Public	Finance &
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
Three months ended December 31, 2010	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$112	$61	$-	$-	$-	$(24)	$149
Net investment income	54	45	-	4	22	(1)	124
Fees and reimbursements	2	29	18	18	-	(52)	15
Premiums and fees on insured derivatives	-	32	-	-	-	-	32
Net gains (losses) on financial instruments at
fair value and foreign exchange	6	5	-	51	62	-	124
Net investment losses related to other-than-
temporary impairments	-	(1)	-	-	(20)	-	(21)
Net gains (losses) on extinguishment of debt	-	-	-	-	8	-	8
Other net realized gains (losses)	-	10	-	-	1	-	11
VIE Revenues	-	-	-	-	19	-	19

Total revenues	174	181	18	73	92	(77)	461

Expenses:
Losses and loss adjustment	31	186	-	-	-	-	217
Insured credit derivative impairments and LAE	-	370	-	-	-	-	370
Amortization of deferred acquisition costs	23	39	-	-	-	(43)	19
Operating	17	40	21	23	3	(22)	82
Interest	-	33	-	16	41	(12)	78
VIE expenses	-	-	-	-	6	-	6

Total expenses	71	668	21	39	50	(77)	772

Adjusted pre-tax income (loss)	$103	$(487)	$(3)	$34	$42	$-	$(311)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	71	-	-	-	5	76
Mark-to-market on insured credit derivatives	-	1,065	-	-	-	-	1,065

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	278	-	-	-	-	278

GAAP pre-tax income (loss)	$103	$371	$(3)	$34	$42	$5	$552

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

		Structured
	U.S. Public	Finance &
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
Twelve months ended December 31, 2011	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$454	$247	$-	$-	$-	$(80)	$621
Net investment income	216	136	-	2	78	10	442
Fees and reimbursements	8	116	67	154	-	(291)	54
Premiums and fees on insured derivatives	2	104	-	-	-	-	106
Net gains (losses) on financial instruments at
fair value and foreign exchange	96	110	-	23	(283)	(4)	(58)
Net investment losses related to other-than-
temporary impairments	-	(62)	-	(8)	(31)	-	(101)
Net gains (losses) on extinguishment of debt	-	-	-	-	24	2	26
Other net realized gains (losses)	(31)	(5)	-	25	4	-	(7)
VIE Revenues	-	-	-	-	27	3	30

Total revenues	745	646	67	196	(181)	(360)	1,113

Expenses:
Loss and loss adjustment	4	(174)	-	-	-	-	(170)
Insured credit derivative impairments and LAE	-	1,110	-	-	-	-	1,110
Amortization of deferred acquisition costs	89	131	-	-	-	(162)	58
Operating	77	129	64	114	12	(104)	292
Interest	-	138	-	58	129	(25)	300
VIE expenses	-	-	-	-	87	(67)	20

Total expenses	170	1,334	64	172	228	(358)	1,610

Adjusted pre-tax income (loss)	$575	$(688)	$3	$24	$(409)	$(2)	$(497)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	(74)	-	-	-	25	(49)
Mark-to-market on insured credit derivatives	-	(310)	-	-	-	-	(310)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	1,383	-	-	-	-	1,383

GAAP pre-tax income (loss)	$575	$(2,455)	$3	$24	$(409)	$23	$(2,239)

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME
(in millions)

		Structured
	U.S. Public	Finance &
	Finance	International	Advisory
	Insurance	Insurance	Services		Wind-down
Twelve months ended December 31, 2010	(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Eliminations	Consolidated

Revenues:
Net premiums earned	$442	$291	$-	$-	$-	$(99)	$634
Net investment income	230	170	-	15	95	(8)	502
Fees and reimbursements	22	200	68	83	-	(208)	165
Premiums and fees on insured derivatives	1	298	-	-	-	-	299
Net gains (losses) on financial instruments at
fair value and foreign exchange	55	162	2	(28)	(76)	-	115
Net investment losses related to other-than-
temporary impairments	-	(5)	-	-	(59)	-	(64)
Net gains (losses) on extinguishment of debt	-	-	-	-	35	-	35
Other net realized gains (losses)	-	29	-	-	-	-	29
VIE Revenues	-	-	-	-	96	-	96

Total revenues	750	1,145	70	70	91	(315)	1,811

Expenses:
Losses and loss adjustment	73	238	-	-	-	-	311
Insured credit derivative impairments and LAE	-	1,177	-	-	-	-	1,177
Amortization of deferred acquisition costs	83	153	-	-	-	(169)	67
Operating	64	133	71	102	13	(93)	290
Interest	-	136	-	66	175	(52)	325
VIE expenses	-	-	-	-	20	(2)	18

Total expenses	220	1,837	71	168	208	(316)	2,188

Adjusted pre-tax income (loss)	$530	$(692)	$(1)	$(98)	$(117)	$1	$(377)

Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	-	222	-	-	-	21	243
Mark-to-market on insured credit derivatives	-	(679)	-	-	-	-	(679)

Subtractions from adjusted pre-tax income (loss):
Impairments and LAE on insured credit derivatives	-	(718)	-	-	-	-	(718)

GAAP pre-tax income (loss)	$530	$(431)	$(1)	$(98)	$(117)	$22	$(95)

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:

		December 31, 2011	December 31, 2010	Change

Reported Book Value		$8.80	$14.18	($5.38)

Plus:	Cumulative unrealized loss on insured
	credit derivatives, after tax	16.12	14.58	1.54

Less:	Cumulative impairments on insured
	credit derivatives, after tax (1)	(3.74)	(8.69)	4.95

Reverse:	Unrealized losses included in OCI	0.85	2.27	(1.42)

Reverse:	Impact of consolidating certain VIEs (2)	0.82	0.50	0.32

Plus:	Net unearned premium revenue, after tax (1) (3)	11.65	13.97	(2.32)

Adjusted Book Value (4)		$34.50	$36.81	($2.31)

(1)

As of December 31, 2011 and December 31, 2010 the discount rate on Financial Guarantee installment premiums was the risk-free rate as defined by accounting principles for Financial Guarantee insurance contracts and the discount rate was 5.0% on Insured Derivative installment revenue and impairments.

(2)	Represents the impact on consolidated total equity of VIEs that are not considered business enterprises of the Company.
(3)	The amounts consist of installment and upfront Financial Guarantee premiums, Insured Derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(4)	A non-GAAP measure.

Net Income (Loss) per Common Share:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Basic	($3.23)	$2.25	($6.69)	$0.26
Diluted	($3.23)	$2.24	($6.69)	$0.26

Weighted-Average Number of Common Shares Outstanding:

Basic	193,304,376	199,987,373	197,019,968	202,421,433
Diluted	193,304,376	200,848,214	197,019,968	203,021,134

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2011	December 31, 2010

Policyholders' surplus	$1,423.7	$907.7
Contingency reserve	1,385.3	1,473.5

Statutory capital	2,809.0	2,381.2

Unearned premium reserve	2,484.9	2,872.6
Present value of installment premiums (1)	239.0	282.1

Premium resources (2)	2,723.9	3,154.7

Net loss and loss adjustment expense reserves (1)	(3.4)	95.9
Salvage reserves	161.2	108.1
Gross loss and loss adjustment expense reserves	157.8	204.0

Total claims-paying resources	$5,690.7	$5,739.9

Net debt service outstanding	$635,653.0	$752,420.0

Capital ratio (3)	226:1	316:1

Claims-paying ratio (4)	134:1	162:1

MBIA Insurance Corporation
	December 31, 2011	December 31, 2010

Policyholders' surplus	$1,596.6	$1,074.7
Contingency reserve	706.4	1,655.7

Statutory capital	2,303.0	2,730.4

Unearned premium reserve	607.1	703.1
Present value of installment premiums (5)	1,225.8	1,655.0

Premium resources (2)	1,832.9	2,358.1

Net loss and loss adjustment expense reserves (5)	(2,266.4)	155.4
Salvage reserves (6)	4,249.0	3,598.6
Gross loss and loss adjustment expense reserves	1,982.6	3,754.0

Total claims-paying resources	$6,118.5	$8,842.5

Net debt service outstanding	$180,805.3	$244,548.5

Capital ratio (3)	79:1	90:1

Claims-paying ratio (4)	33:1	31:1

(1)	At December 31, 2011 and December 31, 2010 the discount rate was 4.77% and 4.19%, respectively.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	At December 31, 2011 and December 31, 2010 the discount rate was 5.59% and 5.93%, respectively.
(6)	The amount primarily consists of expected recoveries related to the Company's put-back claims of ineligible mortgage loans.

CONTACT:
MBIA Inc., Media:
Kevin Brown, +1-914-765-3648
Elizabeth James, +1-914-765-3889
or
MBIA Inc., Investor Relations:
Greg Diamond, +1-914-765-3190